Exhibit 99.1

FOR IMMEDIATE RELEASE: March 15, 2005	PR05-05

CANYON RESOURCES RAISES $3.8 MILLION IN EQUITY FINANCING

Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, announced that it has raised $3,823,417 through the sale of units, at $0.721 per unit, consisting of 5,302,932 shares of registered common stock and 2,651,466 warrants. The shares were registered through a shelf registration statement on Form S-3. The warrants are exercisable at a price of $1.03 per share of common stock from September 22, 2005 until March 14, 2008. The Company has received $3,775,997 in net proceeds from the sale of the units, after deducting offering expenses of $47,420.

     This press release does not constitute an offer of any securities for sale or a solicitation of an offer to buy.

     “We are very pleased to see the continued strong support shown by a number of our existing shareholders with their participation in this financing along with a number of new institutional investors, including RMB Resources. Canyon Resources plans to use the net proceeds from this sale of common stock for general corporate purposes, including funding engineering and drilling activities at the Hycroft Mine during the purchase option period and advancing engineering analysis of other potential mine development projects, such as our Reward property in Nevada and our Montana gold deposits. This financing provides additional flexibility as we prepare for the anticipated decision later this year to purchase and re-start the Hycroft Mine in Nevada,” said James Hesketh, President.

     In addition to producing gold from its Briggs Mine in California, Canyon Resources owns the Seven-Up Pete Venture which owns the 10.9 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete Venture properties. In addition, the Company has obtained an option to purchase the Hycroft Mine in Nevada from Vista Gold Corporation.

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION: SEE www.canyonresources.com or contact:
James K. B. Hesketh, President
(303) 278-8464